Exhibit (h)(vi)

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), dated as of March 20, 2017 (the “Effective Date”), is by and between Lattice Strategies LLC, a Delaware limited liability company located at 101 Montgomery Street, 27th Floor, San Francisco, California 94104 (“Lattice”), Lattice Strategies Trust, a Delaware statutory trust located at 101 Montgomery Street, 27th Floor, San Francisco, California 94104 (“Trust”), and Mellon Capital Management Corporation, a Delaware corporation located at 50 Fremont Center, 50 Fremont St #3900, San Francisco, CA 94105 (the “Sub-Advisor”). Each of Lattice, the Trust and the Sub-Advisor may be referred to herein as a “Party” and, collectively, the “Parties.”

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and has retained Lattice as investment adviser to render investment management services to its separate series of “Funds” pursuant to a certain Investment Advisory Agreement dated as of July 29, 2016, and amended as of January 1, 2017, between the Trust and Lattice Strategies (“Advisory Agreement”); and

WHEREAS, Lattice provides services to the Trust and its Funds under the Advisory Agreement and, pursuant to the terms thereof, has entered into a certain investment sub-advisory agreement with the Sub-Advisor; and

WHEREAS, Solactive AG, whose principal place of business is Bettinastrasse 30, 60325 Frankfurt am Main, Germany (“Solactive”) and Lattice have entered into a certain Agreement on Index Calculation dated as of November 17, 2014 (“Calculation Agreement”); and

WHEREAS, pursuant to the Calculation Agreement, Solactive calculates and maintains certain Licensed Indexes, the intellectual property and use rights of which are owned by Lattice; and

WHEREAS, Lattice desires to grant to each of the Sub-Advisor and the Trust on behalf of its Funds (each, a “Licensee” and together the “Licensees”) a license for use of the Licensed Indexes in the management of Lattice Offerings (as defined below), including, without limitation, the Funds advised by Lattice pursuant to the Advisory Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:

ARTICLE I

BACKGROUND & DEFINITIONS

Section 1.1 Background. Lattice has developed a series of proprietary methods and processes to compile, create, customize and maintain securities indexes and quantitative strategies. Lattice also provides services related to investment management, including the management of the Funds. Lattice desires to license its Licensed Indexes (as defined below) to be used by Lattice and the Sub-Advisor for the purpose of managing the assets of the Funds advised by Lattice, as well as to promote to third parties in connection with Lattice Offerings (as defined below).

Section 1.2 Definitions. Unless otherwise specifically provided, the following terms shall have the meanings set forth below for this Agreement and all exhibits and attachments hereto:

“Investment Management Agreement” shall mean an agreement between Lattice and its clients pursuant to which Lattice shall provide various services regarding the management of its clients’ investments.

“Lattice Offering” shall mean any Lattice product, service or other offering to its end users, which incorporates, references or is otherwise based on a Licensed Index.

“Licensed Index” shall mean each index specified on Schedule A, hereto, as modified to Lattice’s specifications and as amended from time to time to include additional Licensed Indexes.

“Territory” shall mean the United States of America.

ARTICLE II

LICENSES

Section 2.1 License to Use. Subject to the terms and conditions set forth below, Lattice hereby grants to each Licensee a non-exclusive, non-transferable and royalty-free license during the term of this Agreement to promote, market and use the Licensed Indexes within the Territory, and in accordance with the terms of this Agreement, solely in connection with a Lattice Offering.

Section 2.2 Restrictions. Neither Licensee shall edit, modify or revise a Licensed Index in any manner whatsoever without first obtaining Lattice’s prior written consent thereto, which consent may be granted or withheld at Lattice’s sole discretion. Each Licensee shall, at all times, attribute credit for the Licensed Indexes to Lattice under such attribution as Lattice specifies in writing from time to time. Each Licensee shall advise its end users of the Lattice Offerings of Lattice’s ownership in, and proprietary rights to, the applicable Licensed Index, and not permit any such end user to edit, modify or revise such Licensed Index.

Section 2.3 Ownership, Each Licensee acknowledges that all right, title and interest to the Licensed Indexes, the processes and methodologies necessary to design, monitor and revise a Licensed Index, any reports or deliverables provided by Lattice or Solactive (as calculation agent for the Licensed Indexes), and any other information or materials provided to a Licensee by Lattice under this Agreement, including, without limitation, all intellectual property rights therein, shall at all times remain solely with Lattice and/or its licensors. Except for the licenses and use rights expressly granted pursuant to this Agreement, nothing contained in this Agreement or otherwise shall be construed to grant to either Licensee any right, title, license or other interest (whether by estoppel, by implication or otherwise) in, to or under a Licensed Index or other confidential information of Lattice or its licensors, and any rights not expressly granted in this Agreement are expressly reserved. Upon termination of this Agreement, all rights in the Licensed Indexes and any technical data related therewith shall remain the property of Lattice.

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Section 2.4 Licensed Index Adjustments. Each Licensee acknowledges and agrees that Lattice reserves all rights to make, in its sole discretion, from time to time during the term of this Agreement, adjustments in and to a Licensed Index, to change the composition of the securities or other components making up the Licensed Index, and to change the methods by which the Licensed Index is computed; provided, however, that Lattice shall use commercially reasonable efforts to maintain the continuity of the Licensed Index so that means will exist to facilitate a Licensee’s pricing of any unexpired Lattice Offering, as applicable. Lattice shall provide each Licensee with advance notice of any material adjustments or changes to a Licensed Index. Each Licensee acknowledges that any Licensed Index adjustment may be conducted by Solactive, as calculation agent.

ARTICLE III

Approval of Information Materials

Each Licensee shall submit to Lattice for its review and approval all advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to Lattice or a Licensed Index (the “Informational Materials”). If any Informational Materials are rejected by Lattice, the applicable Licensee shall, to the extent commercially practicable, amend or withdraw from circulation any such materials.

ARTICLE IV

FEES

Lattice has granted the license set forth herein on a royalty-free basis in consideration of the relationship between Lattice, the Trust, the Sub-Advisor and each Lattice Offering.

ARTICLE V

TERM

This Agreement will commence on the Effective Date and shall remain in effect until the earlier of: (i) the expiration of thirty (30) days following Lattice’s written notice that it is terminating this Agreement without cause; or (ii) the termination of the Agreement in accordance with Article 6 below (the “Term”).

ARTICLE VI

TERMINATION

Section 6.1 Termination for Material Breach. Lattice may terminate this Agreement if either Licensee is in material breach hereunder and has not cured the breach within thirty (30) days after written notice specifying the breach. Either Licensee may terminate this Agreement if Lattice is in material breach hereunder and has not cured the breach within thirty (30) days after written notice specifying the breach.

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Section 6.2 Termination for Licensed Index Cessation. In the event that Lattice (or its agent or representative, including Solactive, as applicable) determines to cease to calculate or publish a Licensed Index, Lattice shall use commercially reasonable efforts to give the Licensees at least three (3) months prior written notice of such cessation. Such notice shall specify whether Lattice will make available a replacement or substitute index. If Lattice does not offer a replacement or substitute index, then this Agreement shall terminate, with respect to such Licensed Index, as of the date the calculation or publication of the Licensed Index ceases. If a replacement or substitute index is offered by Lattice, the Licensees shall, at their option: (i) continue under this Agreement with such replacement or substitute index (which for the purposes of this Agreement shall become the Licensed Index); or (ii) terminate this Agreement as of the date the calculation or publication of the Licensed Index ceases (whichever occurs first). Notwithstanding the foregoing, Lattice shall not have any liability to either Licensee arising out of the termination of this Agreement due to the cessation of the Licensed Index.

Section 6.3 Termination upon Insolvency. This Agreement may be terminated by any Party immediately and without notice in the event any other Party: (i) admits in writing its inability to pay its debts generally as they become due; (ii) makes a general assignment for the benefit of creditors; (iii) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it; (iv) is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (v) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization; or (vi) ceases to do business itself or through a successor.

Section 6.4 Effect of Termination. Termination of this Agreement shall not relieve any Party of any obligation accrued prior to the termination date. Termination shall not affect the obligations of the parties under Sections 1.2, 2.2, 2.3, 4, 6.4 and 8-11.

ARTICLE VII

REPRESENTATIONS & WARRANTIES; COVENANTS

Section 7.1 Lattice Representations and Warranties. Lattice represents and warrants that: (i) the execution, delivery and performance of this Agreement by Lattice is within its powers and authority and constitutes the legal, valid and binding obligation of Lattice; and (ii) the person executing and delivering this Agreement on behalf of Lattice has been duly authorized to do so.

Section 7.2 Trust Representations and Warranties. The Trust represents and warrants that: (i) the execution, delivery and performance of this Agreement by the Trust is within its powers and authority and constitutes the legal, valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms and (ii) the person executing and delivering this Agreement on behalf of the Trust has been duly authorized to do so.

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Section 7.3 Sub-Advisor Representations and Warranties. The Sub-Advisor represents and warrants that: (i) the execution, delivery and performance of this Agreement by the Sub-Advisor is within its powers and authority and constitutes the legal, valid and binding obligation of the Sub-Advisor enforceable against the Sub-Advisor in accordance with its terms; (ii) the person executing and delivering this Agreement on behalf of the Sub-Advisor has been duly authorized to do so; and (iii) it is duly registered or licensed with the Securities and Exchange Commission as an investment adviser pursuant to the Investment Advisers Act, as amended or revised from time to time.

Section 7.4 Sub-Advisor Covenants. The Sub-Advisor covenants that it will obtain, maintain, make and renew all registrations, licenses and notice filings required by applicable law during the term of this Agreement. The Sub-Advisor shall provide Lattice with the Sub-Advisor’s current Form ADV Part

Section 7.5 DISCLAIMER; ACKNOWLEDGEMENT.

(a)       THE WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE WARRANTIES BY LATTICE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND LATTICE EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES. LATTICE DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF A PRODUCT, IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

(b)       Each Licensee acknowledges and agrees that:

(i)       Lattice’s duties under this Agreement are strictly limited to the design and periodic revision of the Licensed Indexes;

(ii)       Lattice is not liable for any inaccuracy in the data on which a Licensed Index is based; and

(iii)       It has read the Calculation Agreement and understands the responsibilities of Solactive relative to the calculation and distribution of the Licensed Indexes.

ARTICLE VIII

LIMITATION OF LIABILITY

IN NO EVENT SHALL LATTICE BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Licensee. Each Licensee shall indemnify, defend and hold harmless Lattice and its officers, directors, employees, agents and representatives (the “Lattice Indemnified Persons”) from and against all claims, actions, suits, damages, costs, reasonable expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees and other expenses of litigation), judgments, fines, settlements and/or liabilities arising out of, or alleged to arise out of, any third party claim regarding (i) any use of the Licensed Indexes by such Licensee (including, without limitation, with respect to any Lattice Offering) or (ii) any edit, modification or other revision to a Licensed Index by such Licensee.

Section 9.2 Indemnification by Lattice. Lattice shall indemnify, defend and hold harmless the Trust and its officers, directors, employees, agents and representatives (the “Trust Indemnified Persons”) from and against all claims, actions, suits, damages, costs, reasonable expenses (including, but not limited to, interest, penalties, reasonable attorneys’ fees and other expenses of litigation), judgments, fines, settlements and/or liabilities arising out of, or alleged to arise out of, any third party claim that a Licensed Index, when used by the Trust as authorized hereunder, infringes any third party intellectual property right. In the event of an infringement action against Lattice with respect to a Licensed Index, or in the event Lattice believes such a claim is likely, Lattice shall be entitled at its option to: (i) appropriately modify the Licensed Index; (ii) obtain a license from the third party to allow the Licensees to continue using it in accordance with this Agreement; or (iii) if neither (i) nor (ii) is commercially practicable, terminate this Agreement. THE FOREGOING STATES LATTICE’S SOLE LIABILITY, AND THE LICENSEES EXCLUSIVE REMEDY, WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

Section 9.3 Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing and in reasonable detail outlining the basis for indemnification with reference to the applicable provision(s) of this Agreement, of any claim, demand, action or proceeding for which indemnification will be sought under this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified Party. The indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.1 Definition. By virtue of this Agreement, each Party may have access to information that is confidential and/or proprietary to the other Party. All such information shall be deemed the “Confidential Information” of a Party, except for information that

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(i)       is or becomes generally available to the public other than as a result of disclosure by the receiving Party hereto; or

(ii)       is already known by or in the possession of the other Party at the time of disclosure by the disclosing Party hereunder as evidenced by written documentation in the receiving Party’s possession prior to receipt of the Confidential Information.

Notwithstanding the foregoing, each Licensee acknowledges and agrees that Lattice’s Confidential Information includes, without limitation, all of Lattice’s marketing or promotional materials relating to the Licensed Indexes or any other offering of Lattice, its business policies or practices, financial information, technical information, computer systems, infrastructure designs, data, software output, algorithms, processes, methods, analyses, compilations or studies, and the terms of this Agreement.

Section 10.2 Nondisclosure. Each Party shall treat as confidential all Confidential Information of the other Party and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement. Each Party shall promptly notify the other Parties of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

Section 10.3 Required Disclosure. Any Party may disclose another Party’s Confidential Information to the extent required by law or court order, provided that the receiving Party provides the disclosing Party reasonable advance notice of its intended disclosure, and the receiving Party continues to protect the information in its possession after the required disclosure.

Section 10.4 Termination/Expiration. After termination or expiration of this Agreement, each Party shall return to the applicable other Party any Confidential Information received during the term of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Relationship Between The Parties. This Agreement shall not be construed as creating any agency, partnership, joint venture, or other similar legal relationship among Lattice and the Licensees; nor will any Party hereto hold itself out as an agent, partner, or joint venture party of the other parties. All parties hereto shall be, and shall act as, independent contractors. No Party shall have authority to create any obligation for any other Party, except to the extent stated herein.

Section 11.2 Notice. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when delivered by hand, mailed by registered or certified mail or sent by overnight courier, if to Sub-Advisor, to the Chief Executive Office at the address written above and, if to Lattice or the Trust, to the President at the address written above. All notices shall be deemed delivered when actually received if personally delivered, on the next business day following the day that they are sent by facsimile, or five (5) days after having been placed in the mail, addressed in accordance this Section.

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Section 11.3 Waiver. No waiver shall be implied from conduct or failure to enforce rights. No waiver shall be effective unless in a writing signed by all parties.

Section 11.4 Force Majeure. No Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any by fire, flood, earthquake, elements of nature or acts of God, acts of war, insurrection, terrorism, strike, compliance with any law, regulation, or order of any governmental authority, or any other cause beyond the reasonable control of such Party.

Section 11.5 Publicity. Lattice may use the Licensees’ respective names and logos in promotional materials, including press releases, presentations and customer references regarding the licensing of the Licensed Indexes for use by the applicable Lattice Offerings. These permissions are free of charge for worldwide use in any medium. Lattice will obtain Sub-Advisor’s prior approval for publicity that contains claims, quotes, endorsements or attributions by Sub-Advisor, such approval not to be unreasonably withheld or delayed.

Section 11.6 Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remaining provisions of this Agreement shall remain in full force and effect.

Section 11.7 Assignment. Neither Licensee may assign this Agreement, by operation of law or otherwise, without the prior consent of Lattice, which may be withheld for any reason, or no reason at all. Lattice may, without either Licensee’s consent, subcontract any of its obligations hereunder and otherwise assign the right to any monies due or becoming due. Any Party may also, without the other Parties’ consent, assign this Agreement in the event of any corporate restructuring, a sale of all or substantially all of such terminating Party’s assets or stock, or a merger or consolidation with or into another entity. Any attempted assignment without such written consent shall be null and void. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 11.8 Governing Law. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York, without regard to the conflict of law provisions thereof.

Section 11.9 Entire Agreement. This Agreement and all exhibits referenced herein shall constitute the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the subject matter hereof. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party. It is expressly agreed that any terms and conditions of any purchase order or similar instrument of Lattice, including, without limitation, that certain Index Sub-License Agreement among the Parties dated December 12, 2014, shall be superseded by the terms and conditions of this Agreement to the extent that such terms may be in conflict.

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Section 11.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

Section 11.11 Mutual Negotiation. The parties hereto agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

Lattice Strategies LLC

By: /s/ Walter Garger

Name: Walter Garger
Title: Secretary

Lattice Strategies Trust

By: /s/ Darek Wojnar

Name: Darek Wojnar
Title: President

Mellon Capital Management Corporation

By: /s/ Rose Huening-Clark

Name: Rose Huening-Clark
Title: Managing Director

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Schedule A

“Licensed Indexes” shall mean, collectively:

Hartford Risk-Optimized Multifactor Developed Markets (ex-US) Index

Hartford Risk-Optimized Multifactor Emerging Markets Index

Hartford Risk-Optimized Multifactor US Equity Index

Hartford Risk-Optimized Multifactor Global Small Cap Index

Hartford Risk-Optimized Multifactor REIT Index

Hartford Multifactor Low Volatility International Equity Index

Hartford Multifactor Low Volatility US Equity Index

As of March 20, 2017.

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